CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-1A of our reports dated June 11, 2026, relating to the special purpose schedules of investments and related notes of Separately Managed International Portfolio A and Separately Managed International Portfolio B, each advised by Logan Capital Management, Inc. as of April 30, 2026 to be acquired by Logan Capital International ETF, an open-end diversified series of Advisor Series Trust, and to the references to our firm in the Prospectus and Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 26, 2026